Exhibit 10.27

GLOBAL INDEMNITY GROUP, LLC

2023 SHARE INCENTIVE PLAN

CLASS A-2 COMMON SHARE GRANT AGREEMENT

This CLASS A-2 COMMON SHARE GRANT AGREEMENT (this “Agreement”), dated March 6, 2025 (the “Grant Date”), is delivered by Global Indemnity Group, LLC (the “Company”) to Fox Paine & Company, LLC (the “Grantee”).

RECITALS

A. The Global Indemnity Group, LLC 2023 Share Incentive Plan (the “Plan”) provides for the grant of Awards, including Other Share-Based Awards, to officers, directors, employees and certain consultants and other service providers of the Company and its Affiliates, in accordance with the terms and conditions of the Plan.

B. The Grantee has provided services to the Company related to an internal corporate restructuring of the Company’s subsidiaries intended to benefit the Company and its shareholders by potentially increasing the Company’s operating income, enhancing the recruitment of executives, simplifying the Company’s corporate structure and creating other efficiencies.

C. The Board, acting as the Committee pursuant to its authority under the Plan, has determined that it is to the advantage and interest of the Company to make a grant of 550,000 Common Shares designated as Class A-2 Common Shares and a cash payment of $200,000, to the Grantee, in full satisfaction of a mutually agreed advisory or arrangement/finders’ fee due to the Grantee pursuant to the Third Amended and Restated Management Agreement between the Company and the Grantee, dated August 28, 2020, for services performed by Grantee in connection with the Company’s internal restructuring.

D. This grant, which shall constitute an Award, including an “Other Share-Based Award” as defined under the Plan (which, for the avoidance of doubt, is not contingent upon the attainment of Performance Goals) is subject to the terms of the Plan, which are hereby incorporated into this Agreement by this reference. Capitalized terms used but not defined herein shall have the meaning set forth in the Plan.

NOW, THEREFORE, the parties to this Agreement, intending to be legally bound hereby, agree as follows:

1.
Grant of Class A-2 Common Shares.
(a)
The Company hereby grants to the Grantee five-hundred-fifty thousand (550,000) Common Shares designated as Class A-2 Common Shares (the “Award Shares”), which represents an interest in the profits of the Company in excess of the Threshold Amount (as defined below).
(b)
The Award Shares shall be subject to the terms and conditions set forth in this Agreement and in the Plan.

(c)
The Award Shares shall have a threshold amount equal to the product of (i) the volume weighted average closing sale price of a Class A Common Share on the New York Stock Exchange as reported on Bloomberg L.P. under the function “VWAP” (or, if not reported therein, in another authoritative source mutually selected by the parties) for the thirty (30) consecutive calendar days ending on and including the Grant Date, multiplied by (ii) the total number of outstanding Class A Common Shares and Class B Common Shares (as such terms are defined in the Limited Liability Company Agreement) on the Grant Date (such amount, the “Threshold Amount”), subject to adjustment pursuant to Section 4(c) of this Agreement. The Threshold Amount may also be adjusted from time to time, in the sole discretion of the Board, to take into account any new capital contributions to, or share issuances or repurchases by, the Company. The Company shall maintain a record of the Threshold Amount.
2.
Non-Forfeitable. The Award Shares are fully vested upon grant and non-forfeitable at all times, except as may be required by Applicable Law.
3.
Certificates. The Award Shares will not be certificated but the ownership of the Award Shares by the Grantee will be entered into the books and records of the Company.
4.
Shareholder Rights.
(a)
Voting. The Grantee shall be entitled to cast one (1) vote for each Award Share in any matter submitted for consent or approval of Shareholders (as defined in the Limited Liability Company Agreement) under the Limited Liability Company Agreement.
(b)
Cash Dividends and Distributions.
(i)
The Grantee shall be entitled to receive any ordinary cash dividends or other regular distributions with respect to the Award Shares in the same manner and with the same effect as received by holders of Class A Common Shares at the relevant time(s) such dividends or other distributions are made.
(ii)
The Grantee shall also be entitled to receive any special dividends or other special distributions that may be declared by the Board (other than distributions made in connection with a Change of Control Transaction (as defined in the Limited Liability Company Agreement), which are addressed in Section 5) with respect to the Award Shares in the same manner and with the same effect as received by holders of Class A Common Shares at the relevant time(s) such dividends or other distributions are made; provided, that, notwithstanding anything in this Agreement to the contrary, (A) the Grantee shall only be entitled to its pro rata share of the portion of such dividends or other distributions that relate solely to the profits of the Company accrued since the Grant Date and (B) any such dividend or other distribution received by the Grantee pursuant to this Section 4(b)(ii) shall not result in a reduction of the Threshold Amount.
(iii)
Prior to a Change of Control Transaction, for capital account (and related income tax) purposes, items of taxable income and gain of the Company shall be allocated, after any necessary allocations with respect to the Series A Cumulative Fixed Rate Perpetual Preferred Shares, first to Grantee to the extent of any dividends or distributions paid to the Grantee with respect to the Award Shares, and thereafter, items of Company income, gain, deduction and loss, shall be allocated among holders of the Class A Common Shares and the Class B Common Shares in accordance with the Limited Liability Company Agreement.
(c)
Effect of an Equity Restructuring. In the event of an Equity Restructuring, the Award Shares shall continue to be subject to the same terms and conditions, other than adjustments to the number or type or class of Award Shares and the Threshold Amount in accordance with the Plan, relating to the Award Shares as were applicable immediately prior to the Equity Restructuring.
5.
Nonassignability of Rights; Non-Transferability. Notwithstanding anything to the contrary in the Plan or the Limited Liability Company Agreement, unless otherwise determined by the Board and the Conflicts Committee of the Company, the Award Shares may not be assigned, sold, pledged, hypothecated, transferred, or disposed of in any manner until the occurrence of a Change of Control Transaction. Upon a Change of Control Transaction, the Award Shares shall receive any liquidating distributions or other consideration paid or provided to Company shareholders in accordance with Exhibit A and shall otherwise be treated in the same manner as Class A Common Shares in accordance with the Limited Liability Company Agreement. The rights and protections of the Company hereunder shall extend to any successors or assigns of the Company and to the Company’s Parents, Subsidiaries, and Affiliates.
6.
Grant Subject to Plan Provisions. This grant is made pursuant to the Plan, the terms of which are incorporated herein by reference, and in all respects shall be interpreted in accordance with the Plan. This grant is subject to the provisions of the Plan and to interpretations, regulations and determinations concerning the Plan established from time to time by the Committee in accordance with the provisions of the Plan, including, but not limited to, provisions pertaining to (i) rights and obligations with respect to withholding taxes, (ii) the registration, qualification or listing of the Award Shares, (iii) changes in capitalization of the Company, and (iv) compliance with Applicable Laws. The Committee shall have the authority to interpret and construe this grant pursuant to the terms of the Plan, and its decisions shall be conclusive and binding as to any questions arising hereunder.
7.
No Employment or Other Rights. This grant shall not confer upon the Grantee any right to be retained by or in the employ or service of the Company or any of its Subsidiaries and shall not interfere in any way with the right of the Company to terminate the Grantee’s service at any time in accordance with the Third Amended and Restated Management Agreement between the Company and the Grantee, dated August 28, 2020, as may be subsequently amended or restated.
8.
Securities Representations. Upon the Grant Date, the Grantee makes the following representations and warranties and the grant of Award Shares by the Company hereunder shall be made in reliance upon such representations and warranties:
(a)
The Grantee is acquiring and will hold the Award Shares for investment for the Grantee’s account only and not with a view to, or for resale in connection with, any “distribution” thereof within the meaning of the Securities Act of 1933 (the “Securities Act”) or other applicable securities laws.

(b)
The Grantee has been advised that the Award Shares have not been registered under the Securities Act or other applicable securities laws, on the ground that no distribution or public offering of such Award Shares is to be effected (it being understood, however, that such Award Shares are being transferred in reliance on an exemption from registration under the Securities Act), and that such Award Shares must be held indefinitely, unless they are subsequently registered under the applicable securities laws or are repurchased in accordance with a Change of Control Transaction or otherwise in accordance with the Limited Liability Company Agreement. The Grantee further acknowledges and understands that the Company is under no obligation hereunder to register the Award Shares.
(c)
The Grantee is aware of the adoption of Rule 144 by the United States Securities and Exchange Commission under the Securities Act, which permits limited public resales of securities acquired in a non-public offering, subject to the satisfaction of certain conditions. The Grantee acknowledges that the Grantee is familiar with the conditions for resale set forth in Rule 144 and acknowledges and understands that the conditions for resale set forth in Rule 144 have not been satisfied and that the Company has no plans to satisfy these conditions in the foreseeable future.
(d)
The Grantee will not transfer the Award Shares in violation of the Limited Liability Company Agreement, this Agreement, the Securities Act (or the rules and regulations promulgated thereunder) or under any other applicable securities laws; provided that the foregoing shall in no way limit the Grantee’s ability to transfer the Award Shares pursuant to Section 5 of this Agreement and the terms and conditions of the Limited Liability Company Agreement.
(e)
The Grantee is familiar with the business and financial condition, properties, operations and prospects of the Company and has been furnished with, and has had access to, such information as the Grantee considers necessary or appropriate for deciding whether to invest in the Award Shares. The Grantee has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the Award Shares.
(f)
The Grantee represents and warrants that (i) no representation or warranty, express or implied, whether written or oral, as to the financial condition, results of operations, prospects, properties or businesses of the Company or any of its Affiliates, or as to the desirability or value of an investment in the Company has been made to the Grantee by or on behalf of the Company or any of its Affiliates, (ii) the Grantee has relied upon its own independent determination and investigation, and the advice of its own counsel, tax and other advisors regarding the risks of an investment in the Company, (iii) the Grantee will continue to bear sole responsibility for Grantee’s independent evaluation and monitoring of the risks of the Grantee’s investment in the Company, (iv) the future value of the Award Shares are speculative and (v) the Grantee has conducted to its satisfaction an independent investigation of the financial condition, liabilities, results of operations and projected operations of the Company and the nature and condition of the Company’s assets and businesses and, in making the determination to proceed with the investment in the Company, has relied solely on the results of the Grantee’s own independent investigation.

(g)
The Grantee is an experienced and sophisticated investor and has such knowledge and experience in financial and business matters as are necessary to evaluate the merits and risks of an investment in the Company. The Grantee is able, without impairing the Grantee’s financial condition, to hold the Award Shares to be transferred hereunder for an indefinite period and to suffer a complete loss of the Grantee’s investment in the Award Shares.
9.
Tax Consequences. The Company shall not be liable or responsible in any way for any tax consequences to the Grantee relating to the grant, ownership or transfer of the Award Shares hereunder. The Grantee agrees to determine and be responsible for any and all tax consequences to the Grantee related to the grant, ownership and transfer of the Award Shares. By accepting the Award Shares, the Grantee acknowledges that the Company is treated as a partnership for U.S. federal and state income tax purposes and that the Grantee will continue to be treated as a partner for such purposes with respect to the Award Shares. Accordingly, the Grantee acknowledges that, among other things, the Grantee will be required to report and pay tax on the Grantee’s individual tax return the Grantee’s distributive share of the Company’s income, gain, loss, deductions and credits, regardless of whether the Grantee has received a distribution from the Company, and accordingly, the ownership of the Award Shares may give rise to an out-of-pocket expense for the Grantee. The Company has not made and will not make any statements or representations to the Grantee concerning the U.S. federal, state and local or non-U.S. tax consequences arising from the grant, holding or transferring of the Award Shares contemplated by this Agreement and will have no obligation to indemnify or hold harmless the Grantee for any claims or liabilities arising from such consequences. The parties hereto acknowledge and agree that (i) the Award Shares are intended to be “substantially vested” within the meaning of Treasury Regulation Sections 1.83(b) and (j)) and (ii) upon the Grant Date, the Award Shares will have a liquidation value of $0.
10.
Successors in Interest. This Agreement shall inure to the benefit of and be binding upon any successor to the Company. This Agreement shall inure to the benefit of the Grantee’s legal representatives. All obligations imposed upon the Grantee and all rights granted to the Company under this Agreement shall be binding upon the Grantee’s heirs, executors, administrators and successors.
11.
Modification of this Agreement. This Agreement may be modified, amended, suspended or terminated, and any terms or conditions may be waived, but only by a written instrument executed by the parties hereto.
12.
Entire Agreement. This Agreement and the terms and conditions of the Plan and the Limited Liability Company Agreement constitute the entire understanding between the Grantee and the Company, and supersede all other agreements, whether written or oral, with respect to the Award Shares.
13.
Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall constitute an original, but all of which taken together shall constitute one and the same agreement.

14.
Applicable Law. The validity, construction, interpretation and effect of this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the conflicts of laws provisions thereof.

IN WITNESS WHEREOF, the Company has caused its duly authorized officers to execute and attest to this Agreement, and the Grantee has placed his signature hereon, effective as of the Grant Date.

GLOBAL INDEMNITY GROUP, LLC

By:	/s/ Joseph W. Brown

I hereby accept the grant of Award Shares described in this Agreement. I have read the Global Indemnity Group, LLC 2023 Share Incentive Plan, this Agreement and the Limited Liability Company Agreement and agree to be bound by the terms of the Plan, this Agreement and the Limited Liability Company Agreement.

On behalf of the Grantee, accepted and agreed as of the date first above written:

/s/ Saul Fox
Saul Fox
Chief Executive Fox Paine & Company, LLC

EXHIBIT A

Change of Control Transaction Payment Mechanics

Notwithstanding anything in the Limited Liability Company Agreement to the contrary, upon a Change of Control Transaction, the Grantee shall be entitled to receive distributions (if any) from the proceeds of the sale of the Company or the Company’s assets with respect to the Award Shares in the following order:

(1)
first, holders of Series A Cumulative Fixed Rate Perpetual Preferred Shares shall have the right to receive the aggregate Change of Control Redemption Price (each as defined in the share designation applicable to such Series A Cumulative Fixed Rate Perpetual Preferred Shares) for their Series A Cumulative Fixed Rate Perpetual Preferred Shares, as applicable;

(2)
second, holders of Class A Common Shares (other than Class A-2 Common Shares) and Class B Common Shares receive distributions equal to the Threshold Amount less the total amount of any special distributions or special dividends paid by the Company to holders of Class A Common Shares (other than Class A-2 Common Shares) and Class B Common Shares following the Grant Date that relate solely to the capital (not profits) of the Company (which amount shall be determined by the Board);

(3)
third, the Grantee receives 100% of distributions until the Award Shares are “caught up” to the amount received per Award Share is equal to the amount received under step (2) by each Class A Common Share (which for the avoidance of doubt, is currently expected to be the same as received by each Class B Common Share); and

(4)
fourth, the Award Shares participate in distributions of profits, pro-rata with other shareholders (otherwise in accordance with the Limited Liability Company Agreement) as if the Award Shares were Class A Common Shares (which for the avoidance of doubt, is currently expected to be the same as for Class B Common Shares).